EXHIBIT 10.71*

AUFHEBUNGSVEREINBARUNG		SEPARATION AGREEMENT

Zwischen		Between

Toys "R" Us GmbH Köhlerstraße 8 50827 Köln, Germany

- „Gesellschaft“ -		- “Company” -

und		and

Dr. Wolfgang Link In der Rehwiese 9 40629 Düsseldorf

- „Geschäftsführer“ -		-“Managing Director”-

wird folgende Vereinbarung geschlossen:		the following Agreement is made:

1.	Die Parteien sind sich darüber einig, dass das Geschäftsführer-Anstellungsverhältnis des Geschäftsführers mit der Gesellschaft gemäß Anstellungsvertrag vom 31. Oktober 2013 zum 31. Januar 2017 (nachfolgend „Beendigungsdatum“) enden wird. Jedes etwaige weitere Anstellungs- oder Arbeitsverhältnis des Geschäftsführers mit der Gesellschaft oder mit einer mit dieser verbundenen Gesellschaft wird ebenfalls zum Beendigungsdatum beendet.	1.
The parties agree that the Managing Director Service Relationship between the Managing Director and the Company according to the Service Agreement dated October 31, 2013 shall end effective as of January 31, 2017 (hereinafter the “Termination Date”). Any further service relationship or employment relationship of the Managing Director with the Company or with any affiliated company shall also be terminated as of the Termination Date.

2.	Der Geschäftsführer wird mit sofortiger Wirkung unwiderruflich unter Abgeltung seiner restlichen Urlaubsansprüche von der Verpflichtung zur Arbeitsleistung freigestellt.	2.	With immediate effect the Managing Director is hereby irrevocably released from his duty to work; any outstanding vacation claims shall be deemed to be compensated by such time of release.

	Der Geschäftsführer hat sämtlichen ihm zustehenden Resturlaub bis zum Beendigungsdatum vollständig in natura genommen.		Any remaining vacation has been fully taken by the Managing Director by the Termination Date.

3.	Der Geschäftsführer legt mit Wirkung zum Beendigungsdatum sein Amt als Geschäftsführer nieder.	3.	The Managing Director resigns from his position as managing director effective by the Termination Date.

4.	Für Januar 2017 erhält der Geschäftsführer seine laufenden Bezüge von EUR 40.000,00 brutto (zuzüglich Arbeitgeberbeitrag zur Sozialversicherung).	4.	For January 2017 the Managing Director shall receive his regular monthly remuneration of EUR 40,000.00 gross (plus mandatory social security contributions of the employer).

	Weitere Vergütungsansprüche, insbesondere Ansprüche auf variable Vergütung, bestehen nicht, auch nicht gegenüber verbundenen Gesellschaften.		Further entitlements to remuneration, especially variable remuneration do not exist, including potential claims against affiliated companies.

5.	Zum Ausgleich für den Verlust seiner Anstellung zahlt die Gesellschaft dem Geschäftsführer eine Abfindung in Höhe von EUR 944.743,00 brutto. Die Abfindung ist vererblich und wird zum Beendigungsdatum fällig. Sämtliche Steuern auf die Abfindung trägt der Geschäftsführer.	5.
As compensation for the loss of his employment the Company shall pay the Managing Director a severance amount of EUR 944,743.00 gross. The severance payment is hereditable and is due within 2 weeks of the Termination Date. Any taxes on the severance amount have to be borne by the Managing Director.

Für das Geschäftsjahr 2016 nimmt der Geschäftsführer weiterhin am "Team Achievement Dividend"-Plan ("TAD-Plan") der Gesellschaft teil. Ein Bonus, soweit nach den finanziellen Bedingungen des TAD-Planes anfallend, ist in oder um den April 2017 zahlbar. Ansprüche auf Teilnahme oder Zahlung nach dem TAD-Plan für andere Geschäftsjahre bestehen nicht.

For the fiscal year 2016 the Managing Director shall continue to participate in the Company's "Team Achievement Dividend" ("TAD Plan"). A bonus, if payable in accordance with the financial terms and conditions of the TAD plan, shall be paid in or about April 2017. Entitlements to participation or payment according to the TAD Plan for other fiscal years do not exist.

Der Geschäftsführer erhält die Zahlung der ersten 50% des „Incentive Award“ von EUR 1.107.076,00, d.h. EUR 553.538,00, aus dem Leadership Team Cash LTIP Award (Bewilligungsdatum 10. November 2015), sofern das vorgegebene Leistungsziel im Geschäftsjahr 2016 tatsächlich erreicht wird. Eine mögliche Zahlung wird im April 2017 fällig. Der Geschäftsführer hat keinen Anspruch auf Zahlung der weiteren 50% oder auf eine Zahlung, auch wenn das vorgegebene Leistungsziel im Geschäftsjahr 2017 erreicht wird Ansprüche auf Teilnahme oder Zahlung nach LTIP für andere Geschäftsjahre bestehen nicht.

The Managing Director receives the payment of the first 50% of the “Incentive Award” of EUR 1,107,076.00, i.e. EUR 553,538.00, of the Leadership Team Cash LTIP Award (grant date November 10, 2015) only if the performance vesting condition is met in fiscal year 2016. A possible payment is due in April 2017. The Managing Director has no right to receive the payment of the second 50%, or to receive any payment even if the performance vesting condition is met in fiscal year 2017. Entitlements to participation or payment according to LTIP for other fiscal years do not exist.

Der Geschäftsführer ist weiterhin berechtigt, alle bereits zugeteilten Optionen gemäß dem anwendbaren Anteilsoptionsplan so zu erhalten, als wäre er bis 31. Dezember 2017 bei der Gesellschaft angestellt. Zugeteilte und ausübbare Optionen bleiben unberührt und werden weiterhin nach den Bedingungen des maßgeblichen Toys"R"Us "Management Incentive Plan" verwaltet. Die Möglichkeiten, bereits zugeteilte und ausübbare Optionen gemäß den Regelungen der anwendbaren Anteilsoptionspläne auszuüben, bleiben unberührt.

The Managing Director shall continue to vest in any granted options in accordance with all applicable share option plan terms and conditions as if he were employed with the Company through December 31, 2017. Granted and vested equity remains unaffected and shall continue to be governed by the terms and conditions of the respective Toys"R"Us "Management Incentive Plan". The possibilities to exercise all vested options in accordance with the conditions of the existing corporate option plans remain unaffected.

6.	Der Geschäftsführer wird bis zum 28. Februar 2017 eine abschließende Reisekostenabrechnung einreichen. Unter Anrechnung etwaig gezahlter Vorschüsse wird die Gesellschaft sodann abrechnen. Überzahlte Vorschüsse sind umgehend an die Gesellschaft zu erstatten.	6.
Until February 28, 2017 the Managing Director shall submit a complete final travel expense report. The Company shall then settle the accounts upon crediting any advances which may have been paid. Overpaid advances are to be paid back to the Company immediately.

7.	Der Geschäftsführer gibt alle der Gesellschaft oder einem mit ihr verbundenen Unternehmen zustehenden Gegenstände unverzüglich an die Gesellschaft zurück, insbesondere: - sämtliche Geschäftsunterlagen und Kopien hiervon, gleich auf welchem Datenträger, - Kreditkarten, - Büroschlüssel und Zugangskarten, - Laptop.	7.
The Managing Director shall return all items belonging to the Company or any of its affiliates to the Company immediately without delay, in particular:

- all business documents and copies thereof, irrespective of the data carrier,
- credit cards,

- office keys and access cards,
- laptop.

	Ein Zurückbehaltungsrecht steht dem Geschäftsführer nicht zu.		The Managing Director shall have no right of retention.

8.	Den ihm überlassenen Dienstwagen kann der Geschäftsführer weiterhin im bisherigen Umfang nutzen, bis dass er eine anderweitige Anstellung beginnt oder längstens bis 30. April 2017, je nachdem, welches Ereignis zuerst eintritt.	8.	The Managing Director may continue to use the company car provided to him to the previous extent until he commences another employment or April 30, 2017, which ever occurs first.

	An diesem Datum gibt der Geschäftsführer den Dienstwagen in ordnungsgemäßem Zustand nebst sämtlichen Papieren, Schlüsseln, Zubehör und Tankkarten am Geschäftssitz der Gesellschaft zurück.		At this date, the Managing Director shall return the Company car in proper condition, including all documents, keys, equipment and fuel cards at the seat of the Company.

	Etwaige Steuern und Sozialabgaben gehen zu Lasten des Geschäftsführers.		Possible taxes and social security contributions shall be borne by the Managing Director.

9.	Der Geschäftsführer ist auch über das Beendigungsdatum hinaus verpflichtet, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen, technischen oder sonstigen Informationen, die sich auf die Gesellschaft beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren. Er sichert zu, Stillschweigen über den Inhalt dieser Vereinbarung gegenüber jedermann zu wahren, es sei denn, dass er gesetzlich zur Auskunft verpflichtet oder die Auskunft aus steuerlichen oder sozialversicherungsrechtlichen Gründen erforderlich ist.	9.
The Managing Director is obliged, even after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company which has become known to him or with which he was entrusted during the term of his employment. The Managing Director shall keep confidential the contents of this Agreement unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes.

10.	Der Geschäftsführer und die Gesellschaft verpflichten sich, sich Dritten gegenüber nicht dergestalt zu äußern, dass es nachteilig für die andere Partei sein könnte. Die Gesellschaft stellt dem Geschäftsführer ein wohlwollendes Arbeitszeugnis mit Beendigungsdatum 31. Januar 2017.	10.
The Managing Director and the Company agree not to comment to third parties in any way that could have a negative effect on the other party. The company grants the Managing Director a positive reference letter with a termination date January 31, 2017.

11.	Die Parteien heben mit dieser Vereinbarung das bestehende nachvertragliche Wettbewerbsverbot gemäß Ziffer 11.1 des Dienstvertrages vom 31. Januar 2013 einvernehmlich auf.	11.	The parties agree to revoke the existing post-contractual non-compete obligation according to Item 11.1 of the Service Agreement dated October 31, 2013.

	Der Geschäftsführer verpflichtet sich jedoch, keine Mitarbeiter der Gesellschaft, die in einer Vertragsbeziehung zur Gesellschaft stehen, innerhalb von 12 Monaten nach dem Beendigungsdatum abzuwerben.		However, the Managing Director shall be obliged not to solicit employees of the Company under any applicable agreements for a period of 12 months after the Termination Date.

12.	Dem Geschäftsführer ist bekannt, dass die Gesellschaft keine verbindlichen Auskünfte über sozialversicherungsrechtliche oder steuerrechtliche Konsequenzen dieser Vereinbarung geben kann, sondern die zuständigen Behörden hierzu berufen und verpflichtet sind.	12.
The Managing Director is aware that the Company is not competent to give binding information about the legal consequences of this Agreement under social or tax law, but that the appropriate authorities are competent and obliged to give such information.

Die Gesellschaft weist den Geschäftsführer auf seine Verpflichtung hin, sich unverzüglich bei der für ihn zuständigen Agentur für Arbeit arbeitsuchend zu melden sowie sich frühzeitig vor Beendigung des Arbeitsverhältnisses eigenverantwortlich um neue Beschäftigung zu bemühen.

The Company points out to the Managing Director that he is obliged to immediately register as a job-seeker at the appropriate Employment Office and to look upon his own responsibility for a new job in good time prior to the end of his employment relationship.

13.	Mit dieser Vereinbarung möchten die Parteien ihre gesamten Rechtsbeziehungen regeln. Sie sind sich darüber einig, dass wechselseitig aus und im Zusammenhang mit dem Anstellungsverhältnis und seiner Beendigung keine weiteren Ansprüche mehr bestehen, gleich aus welchem Rechtsgrund, ob bekannt oder unbekannt und unabhängig vom Zeitpunkt des Entstehens. Hiervon ausgenommen sind unverzichtbare Rechte. Der Geschäftsführer bestätigt, dass ihm auch keine weiteren Ansprüche gegen mit der Gesellschaft verbundene Unternehmen zustehen.	13.
With this Agreement, the Parties intend to regulate their entire legal relationship. The parties agree that, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the employment relationship and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. Not included hereunder are non-forfeitable rights. The Managing Director confirms not to have any further claims against legal entities affiliated with the Company.

14.	Diese Vereinbarung unterliegt deutschem Recht. Im Zweifelsfall hat die deutsche Fassung Vorrang.	14.	This Agreement is subject to German law. In case of doubt, the German version shall prevail.

15.	Für Streitigkeiten im Zusammenhang mit dieser Vereinbarung ist Gerichtsstand am Sitz der Gesellschaft.	15.	In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.

Wayne, NJ 2/2/2017______________ Ort, Datum/Place, Date /s/ Robert Zarra__________________ Robert Zarra, Director of TRU (UK) H8 Limited, sole shareholder of the Company	Dȕsseldorf, Germany 2/2/2017_______ Ort, Datum/Place, Date /s/ Dr. Wolfgang Link______________ Geschäftsführer/Managing Director Dr. Wolfgang Link